Exhibit 99.1
Oclaro Issues Statement on Thailand Flooding and Updates Expectations
for Q1 FY 12 Financial Results
SAN JOSE, Calif., — October 25, 2011 — Oclaro, Inc. (NASDAQ: OCLR), a tier-one provider of innovative optical communications and laser solutions, today issued a statement regarding the impact on its operations of the Thailand flooding and also provided an update to its expectations for first quarter, fiscal year 2012 financial results which are consistent with guidance provided on July 28, 2011.
Statement on Thailand Flooding:
Oclaro’s primary contract manufacturer, Thailand-based Fabrinet, manufactures approximately 30 percent of Oclaro’s total finished goods in two factories: Chokchai and Pinehurst. Due to flooding in Thailand, both factories suspended operations on October 22, 2011. As a result, Oclaro immediately began to deploy its contingency planning to assess alternative manufacturing options. Subsequently, on October 24, Fabrinet announced its Chokchai factory suffered extensive flood damage and is now largely inaccessible due to high water levels inside and surrounding the manufacturing facility. Oclaro’s assessment of the damage to equipment and inventory on site is affected by the limited site accessibility at this time. Oclaro and Fabrinet management are actively investigating alternative production locations and have enacted business continuity plans. Fabrinet’s Pinehurst facility remains secure from flood water at this time, but remains closed. Shipments continue from Oclaro’s Shenzhen, China manufacturing facility, and other locations which account for approximately 70 percent of Oclaro finished goods output. However, Oclaro is still evaluating the broader supply chain implications of the flooding in Thailand across its entire manufacturing operations. All Oclaro employees in the region remain safe.
“Our thoughts are with the Thai people who have been personally affected by the flooding in Thailand,” said Alain Couder, chairman and CEO, Oclaro. “In addition, we would like to thank our Thai employees and the Fabrinet team who are undertaking extraordinary efforts to assess and contain flood damage.”
Couder continued, “Due to the ongoing assessment of flood damage and recovery plans, Oclaro is postponing the announcement of its first quarter FY 2012 financial results. However, we are pleased to report that our preliminary results are within our previous guidance range and that our profitability was near the upper end of the range.”
Updated Expectations for Q1 FY2012 Financial Results, Ending October 1, 2011:
Revenue for the first quarter of fiscal 2012 is anticipated to be approximately $106 million, compared with a guidance range of $103 million to $113 million.
Non-GAAP gross margin is anticipated to be approximately 23%, compared with a guidance range of 18% to 24%.
Adjusted EBITDA is anticipated to be approximately $(4.5) million, compared with a guidance range of $(8.5) million to $(2.5) million.
These guidance ranges were provided by the Company on July 28, 2011.
Oclaro cautions that its anticipated financial results are preliminary and based on the best information currently available and are subject to completion of the financial statements for the first quarter of fiscal 2012.
- more -

Oclaro Issues Statement on Thailand Flooding and Updates Expectations
for Q1 FY 12 Financial Results
Oclaro expects to announce the date of its next quarterly earnings release and conference call by November 2, 2011. During the conference call Oclaro plans to discuss financial results for Q1 FY2012; will provide an update on the Thailand manufacturing situation; and plans to discuss the anticipated impact of the Thailand production situation on the company’s expectations for its second fiscal quarter ended December 31, 2011.
About Oclaro
Oclaro, Inc. (NASDAQ: OCLR) is a tier-one provider of optical communications and laser components, modules and subsystems for a broad range of diverse markets, including telecommunications, industrial, scientific, consumer electronics, and medical. Oclaro is a global leader, dedicated to photonics innovation with cutting-edge research and development (R&D) and chip fabrication facilities in the U.K., Switzerland and Italy, and in-house and contract manufacturing sites in the U.S., Thailand and China. To support its diverse and global customer base, Oclaro maintains design, sales and service organizations in each of the major regions around the world. For more information visit www.oclaro.com.
Copyright 2011. All rights reserved. Oclaro, the Oclaro logo, and certain other Oclaro trademarks and logos are trademarks and/or registered trademarks of Oclaro, Inc. or its subsidiaries in the U.S. and other countries. Information in this release is subject to change without notice.
Safe Harbor Statement
This press release, including the statements made by management, contain statements about management’s future expectations, plans or prospects of Oclaro, Inc. and its business, and together with the assumptions underlying these statements, constitute forward-looking statements for the purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning (i) preliminary financial results for the fiscal quarter ended October 1, 2011 , (ii) the impact of acquisitions on the combined entity’s financial performance, including our transformation into a tier-one supplier, (iii) sources for improvement of gross margin and operating expenses, including supply chain synergies, optimizing mix of product offerings, transition to higher margin product offerings, benefits of combined R&D and sales organizations and single public company costs, including statements regarding the expectation of further synergies, (iv) opportunities to grow in adjacent markets, (v) our organizational restructuring with the formation of two new business units focused on photonic components and networks solutions, (vi) the potential impact of the flooding in Thailand on our product supply and on our future performance and (vii) our position with respect to our product roadmap. Such statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “outlook,” “could,” “target,” and other words and terms of similar meaning in connection the any discussion of future operations or financial performance. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the impact of continued uncertainty in world financial markets and any resulting reduction in demand for our products, our ability to maintain our gross margin, the effects of fluctuating product mix on our results, our ability to timely develop and commercialize new products, our ability to respond to evolving technologies and customer requirements, our dependence on a limited number of customers for a significant percentage of our revenues, our ability to effectively compete with companies that have greater name recognition, broader customer relationships and substantially greater financial, technical and marketing resources than we do, the future performance of Oclaro, Inc. following the closing of acquisitions, the potential inability to realize the expected benefits and synergies of acquisitions, increased costs related to downsizing and compliance with regulatory compliance in connection with such downsizing, competition and pricing pressure, the potential lack of availability of credit or opportunity for equity based financing, the risks associated with our international operations, the outcome of tax audits or similar proceedings, the outcome of pending litigation against the company, additional information that will become available in the future regarding the impact of the flooding in Thailand and other factors described in Oclaro’s most recent annual report on Form 10-K, most recent quarterly reports on Form 10-Q and other documents we periodically file with the SEC. The forward-looking statements included in this announcement represent Oclaro’s view as of the date of this announcement. Oclaro anticipates that subsequent events and developments may cause Oclaro’s views and expectations to change. Oclaro specifically disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this announcement.

Oclaro Issues Statement on Thailand Flooding and Updates Expectations
for Q1 FY 12 Financial Results
Non-GAAP Financial Measures
Oclaro provides certain supplemental non-GAAP financial measures to its investors as a complement to the most comparable GAAP measures. The GAAP measure most directly comparable to non-GAAP gross margin rate is gross margin rate. The GAAP measure most directly comparable to non-GAAP operating income/loss is operating income/loss. The GAAP measure most directly comparable to non-GAAP net income/loss and Adjusted EBITDA is net income/loss. An explanation and reconciliation of each of these non-GAAP financial measures to GAAP information is set forth below.
Oclaro believes that providing these non-GAAP measures to its investors, in addition to corresponding income statement measures, provides investors the benefit of viewing Oclaro’s performance using the same financial metrics that the management team uses in making many key decisions and evaluating how Oclaro’s “core operating performance” and its results of operations may look in the future. Oclaro defines “core operating performance” as its on-going performance in the ordinary course of its operations. Items that are non-recurring or do not involve cash expenditures, such as impairment charges, income taxes, restructuring and severance programs, costs relating to specific major projects, and non-cash compensation related to stock and options, are not included in Oclaro’s view of “core operating performance.” Management does not believe these items are reflective of Oclaro’s ongoing core operations and accordingly excludes those items from non-GAAP gross margin rate, non-GAAP operating income/loss, non-GAAP net income/loss and Adjusted EBITDA. Additionally, each non-GAAP measure has historically been presented by Oclaro as a complement to its most comparable GAAP measure, and Oclaro believes that the continuation of this practice increases the consistency and comparability of Oclaro’s earnings releases.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States of America. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.
Non-GAAP Gross Margin Rate
Non-GAAP gross margin rate is calculated as gross margin rate as determined in accordance with GAAP (gross profit as a percentage of revenues) excluding non-cash compensation related to stock and options. Oclaro evaluates its performance using non-GAAP gross margin rate to assess Oclaro’s historical and prospective operating financial performance, as well as its operating performance relative to its competitors.
Adjusted EBITDA
Adjusted EBITDA is calculated as net income/loss excluding the impact of income taxes, net interest income/expense, depreciation and amortization, net foreign currency translation gains/losses, as well as restructuring, acquisition and related costs, non-cash compensation related to stock and options and certain other one-time charges and credits. Oclaro uses Adjusted EBITDA in evaluating Oclaro’s historical and prospective cash usage, as well as its cash usage relative to its competitors. Specifically, management uses this non-GAAP measure to further understand and analyze the cash used in/generated from Oclaro’s core operations. Oclaro believes that by excluding these non-cash and non-recurring charges, more accurate expectations of its future cash needs can be assessed in addition to providing a better understanding of the actual cash used in or generated from core operations for the periods presented. Oclaro further believes that providing this information allows Oclaro’s investors greater transparency and a better understanding of Oclaro’s core cash position.

Oclaro, Inc. Contact	Investor Contact
Jerry Turin	Jim Fanucchi
Chief Financial Officer	Summit IR Group Inc.
(408) 383-1400	(408) 404-5400
ir@oclaro.com	ir@oclaro.com